hopTo Inc. Announces Second Quarter 2017

Business Update and Results

Concord, NH – August 14, 2017 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2016 Financial Update:

●	Revenue of $925 thousand
●	Net Loss of $12 thousand
●	Basic and diluted loss per share of $0.001

Second Quarter 2017 Operational Summary and Business Update

“In the second quarter of 2017, hopTo has continued efforts to reduce overhead expenses while dedicating as much resource as possible to support our GO-Global customers and improve the GO-Global products and services” stated Jean-Louis Casabonne, interim CEO of hopTo inc.

“The GO-Global business continues to generate positive cash flow and remains an important aspect of the company. We continue to believe that the GO-Global business will operate profitably in the future. We are also evaluating opportunities related to GO-Global. Early in the Second Quarter, we entered into a sublease of our remaining office space in Campbell and will derive additional expense savings and positive cash flow from this transaction. We are now operating with our Concord, New Hampshire office as our headquarters.”

“Although we continue to believe that we may have opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Shareholders should not place any significant reliance on the outcome of such efforts unless and until definitive agreements are reached. Our Annual Report on Form 10-K that was filed with the SEC on April 7, 2017 included additional new risk factors in this regard. We intend to continue to manage our expenses to preserve as many opportunities for the company as reasonably possible. In particular, we will seek to preserve resources to enable the continued operation and customer support of our GO-Global business, which we believe is achievable given the positive cash flow profile of that business.”

Results for the First Six Months Ended June 30, 2017

Total revenue for the six months of Fiscal Year 2017 was $1.90 million, a decrease of approximately 3.0% from $1.97 million for the same period in 2016 . This revenue is entirely from the Company’s GO-Global products and services.

Gross profit for the first six months of 2017 was $1.87 million, compared to $1.84 million for the same period of 2016, a year over year decrease of 2.0% commensurate with the change in revenue.

For the first half of 2017, the Company reported a net loss of $166 thousand, which was an improvement of approximately 88% compared with the $1.41 million net loss from the same period last year.

The total operating expense for the first half of 2017 was $1.97 million, which is a year-over-year improvement of 39% from $3.23 million that we reported for the same period in 2016.

Results for the Second Quarter Ended June 30, 2017

Total revenue for the second quarter 2017 of $925 thousand represents a decrease of 3.5% from $959 thousand for the same period in the prior year.

Gross profit for the second quarter of 2017 was $906 thousand, an increase of 1.7% from $891 thousand, for the same period in 2016.

Total operating expenses for the second quarter were $858 thousand, a decrease of 56% from $1.97 million for the same period in 2016.

hopTo reported a net loss for the quarter ended June 30, 2017 of $12 thousand, or $0.00 per basic and diluted share, compared to $438 thousand or $0.04 per basic and diluted share for the same period in 2015.

As of June 30, 2017 the Company had cash of $555 thousand and accounts receivable of $447 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its second quarter financial results.

As we did with our Year End 2016, Third Quarter 2016, and First Quarter 2017 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Thursday, August 17, 2017. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before August 31, 2017. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents we have filed with the SEC.

For more information on hopTo, please visit: www.hopTo.com.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash	$554,800	$546,200
Accounts receivable, net	447,000	355,300
Prepaid expenses	37,400	38,700
Total current assets	1,039,200	940,200
Property and equipment, net	48,700	143,300
Other assets	109,000	109,000
Total assets	$1,196,900	$1,192,500

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$940,900	$975,800
Deferred revenue	1,817,000	1,759,000
Deferred rent	7,500	24,100
Capital lease	2,300	6,800
Other current liabilities	855,100	571,100
Total current liabilities	3,622,800	3,336,800
Deposit liability	93,500	81,400
Deferred revenue	1,551,200	1,694,600
Deferred rent	-	2,600
Stockholders’ deficit	(4,070,600)	(3,922,900)
Total liabilities and stockholders’ deficit	$1,196,900	$1,192,500

Condensed Consolidated Statements of Operations

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$924,800	$958,600	$1,907,300	$1,965,900
Costs of revenue	18,300	67,400	37,100	121,200
Gross profit	906,500	891,200	1,870,200	1,844,700
Operating expenses
Selling and marketing	82,100	253,600	172,000	570,700
General and administrative	421,100	614,900	1,062,200	1,293,000
Research and development	355,100	483,600	740,100	1,369,400
Total operating expenses	858,300	1,352,100	1,974,300	3,233,100
Income (loss) from operations	48,200	(460,900)	(104,100)	(1,388,400)
Other income (expense) - change in fair value of warrants liability	-	22,200	-	(25,100)
Other income (expense), net	(59,600)	2,000	(60,100)	2,600
Loss before provision for income tax	(11,400)	(436,700)	(164,200)	(1,410,900)
Provision for income tax	1,100	900	2,000	1,600
Net loss	$(12,500)	$(437,600)	$(166,200)	$(1,412,500)

Basic and diluted loss per share	$(0.00)	$(0.04)	$(0.02)	$(0.14)
Average weighted common shares outstanding - basic and diluted	9,804,400	9,752,821	9,804,400	9,752,417